Exhibit 5.1

[Form of Opinion of Maples and Calder (Hong Kong) LLP)]

Our ref     KON/780545-000004/24831582v1

Lanvin Group Holdings Limited

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[●] 2022

Dear Sirs

Lanvin Group Holdings Limited 复朗集团

We have acted as Cayman Islands legal advisers to Lanvin Group Holdings Limited 复朗集团 (the “Company”) in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, the issuance of:

(i)	[47,964,621] ordinary shares of the Company of par value US$0.000001 each (the “Shares”) to the existing shareholders of Primavera Capital Acquisition Corporation (“Primavera”);

(ii)	[20,700,000] warrants to acquire Shares to the holders of warrants to acquire shares of Primavera (the “Warrants”); and

(iii)	[20,700,000] Shares that may be issued upon exercise of the Warrants,

pursuant to certain transactions contemplated by the Business Combination Agreement dated as of 23 March 2022 by and among the Company, Primavera, Fosun Fashion Group (Cayman) Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited (the “Business Combination Agreement”) and the Sponsor Support Deed dated as of 23 March 2022 by and among the Company, Primavera, Fosun Fashion Group (Cayman) Limited, Primavera Capital Acquisition LLC and other persons as set forth on schedule I thereto (the “Sponsor Support Deed”).

We are furnishing this opinion as Exhibits 5.1, [8.2 and 23.3] to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 13 October 2021 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 13 October 2021 (the “Prior Memorandum and Articles”).

1.3	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on [●] 2022 (the “Memorandum and Articles”).

1.4	The written resolutions of the sole director of the Company dated 21 March 2022 (the “Board Resolutions”).

1.5	The written resolutions of the sole shareholder of the Company dated [●] 2022 (the “Shareholder Resolutions”).

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing dated [●] 2022, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Business Combination Agreement.

1.9	The Sponsor Support Deed.

1.10	The Registration Statement.

1.11

The warrant agreement dated 21 January 2021, by and between Primavera and Continental Stock Transfer & Trust Company (“Continental”), the warrant certificate constituting the Warrants and the assignment, assumption and amendment agreement dated 23 March 2022 entered into between Primavera, the Company and Continental (the “Warrant Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

With effect from the Closing (as defined under the Business Combination Agreement), the authorised share capital of the Company is US$50,000 divided into 50,000,000,000 ordinary shares of a par value of US$0.000001 each.

3.3

The issue and allotment of the Shares as contemplated in the Registration Statement and the Business Combination Agreement (including the issuance of the Shares upon the exercise of the Warrants as contemplated by the Registration Statement and the Business Combination Agreement) have been duly authorised for issue and when allotted, issued and paid for as contemplated in the Registration Statement and the Business Combination Agreement (including the issuance of the Shares upon the exercise of the Warrants as contemplated by the Registration Statement and the Business Combination Agreement), the Shares will be validly issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4

The execution, delivery and performance of the Warrant Documents have been authorised by and on behalf of the Company and, once the Warrant Documents have been executed and delivered by any director or officer of the Company, the Warrant Documents will have been duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5

The statements under the caption “Cayman Islands Tax Considerations” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

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